                                                                   Exhibit 10.19




                              Frontier Corporation
                              --------------------



                         Executive Compensation Program
                         ------------------------------



                                      1998
                                      ----








                                                                     April, 1998

Compensation Philosophy
-----------------------

     The philosophy of Frontier Corporation's Compensation Program is to offer performance-based compensation to attract, retain and motivate key employees who are best positioned to achieve the goals of the Corporation and maximize value to its shareowners. The compensation program encompasses the following elements:

             . Base Salary
             . Annual Bonus
             . Long-Term Incentive Plan
             . Benefits

     The Executive Compensation Program is the responsibility of the Committee on Management of the Frontier Board of Directors. The Program is reviewed annually for competitiveness.

     The following is a brief summary of the complete Executive Compensation Program currently in place and available to senior management of Frontier
Corporation.   The Company reserves the right to change any and all aspects of the Plans included in this Program as it sees fit, from time to time. The benefits and perquisites addressed herein supplement the general management fringe benefits provided by the Company.

Salary Plan
-----------

     Nine non-sales and 3 sales compensation levels are delineated within the Program. Salary ranges for 1998 are as follows:

     TITLE                                        RANGE
     -----                                        -----
     CEO                                    $526,000 - 914,000
     Vice Chairman                          $285,000 - 500,000
     COO                                    $285,000 - 500,000
     Executive Vice President               $230,000 - 400,000
     Senior Vice President                  $183,000 - 320,000
     Vice President 1                       $159,000 - 278,000
     Vice President 2                       $118,000 - 207,000
     Senior Director                        $ 90,000 - 158,000
     Director                               $ 74,000 - 130,000

     Executive VP Sales                     $159,000 - 278,000

                                       2
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     Senior VP Sales                        $118,000 - 207,000
     VP Sales                               $ 82,000 - 155,000

Short-Term Incentive Plan (annual bonus)
------------------------------------------

     The Short-Term Incentive Plan (STI) is designed to provide a superior reward to outstanding performers. Actual bonus awards are a function of corporate financial performance and customer and employee results measured against pre-established objectives. Earnings per share is the gate. Threshold level performance must be attained for this measure in order for a bonus to be paid. Once achieved, performance is measured in four categories, with weightings as follows:

     Measurement              Weighting
     -----------              ---------
     Revenue                     30%
     Operating Income            50%
     Customer Churn              10%
     Employee Initiated Churn    10%

     The Open Market Plan agreement with the New York State Public Service Commission stipulates that employees of Frontier Telephone of Rochester must be compensated on objectives associated with its performance, not those of the consolidated Frontier Corporation. The Upstate Cellular Network (UCN) is a partnership between Frontier and Bell Atlantic/NYNEX which governs its financial targets. As such, those Frontier Telephone of Rochester and UCN employees participating in the Executive Compensation program will be measured on their respective business unit financial objectives. Also, for 1998, in conjunction with the acquisition, Frontier GlobalCenter will be measured on objectives specific to its operations.

     STI pay out opportunities are as follows:

                                  Threshold     Standard      Premier
     CEO                             50.0%       100.0%        175.0%
     Vice Chairman*                  30.0%        60.0%        105.0%
     COO*                            30.0%        60.0%        105.0%
     Executive Vice President        30.0%        60.0%        105.0%
     Senior Vice President           25.0%        50.0%         87.5%
     Vice President 1                22.5%        45.0%         79.0%
     Vice President 2                17.5%        35.0%         61.5%
     Senior Director                 15.0%        30.0%         52.5%
     Director                        12.5%        25.0%         44.0%

     Executive VP Sales              22.5%        45.0%         79.0%
     Senior VP Sales**               10.0%        20.0%         35.0%

*    Vacant positions for which range has not been updated for current market
**   Also participates in sales incentive plan

                                       3
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     Threshold, standard and premier corporate performance objectives are approved by the Committee on Management annually. If threshold performance for earnings per share is not attained, no bonus will be paid.

     The Committee has established the following objectives for 1998:

                                    Threshold   Standard    Premier
                                    ----------  ---------  ---------
     Earnings per share              $    .96   $   1.04   $   1.14

     Revenue (Millions)              $2,571.0   $2,635.0   $2,710.0

     Operating Income (millions)     $  328.3   $  349.5   $  376.8

     Customer Churn                      3.25%      3.10%      2.95%

     Employee Initiated Churn            20.0%      17.5%      15.0%


     The final bonus calculation may include a discretionary component to reflect individual circumstances. Discretion may account for up to + or - 25%. The final bonus award, after application of the discretionary factor, may not exceed the premier percent presented above.

     Bonus payments are made in the first quarter following the end of the year for which the award is earned. Payment is usually made in a lump sum; however, an eligible employee may defer payment of all or part of the bonus to a subsequent year.

     The election to defer a bonus must be made prior to the beginning of the year in which the bonus is earned. The Company will establish an account or a fund for maintaining a deferred bonus and will credit interest to the deferred bonus at the rate established from time to time for interest paid on Frontier's telephone customers' deposits. The deferred bonus plus the earnings associated with it will be paid to the employee as specified in the deferral election.

Long Term Incentive
-------------------

     Frontier Corporation provides long term incentives through two plans; the Management Stock Inventive Plan and the Employees' Stock Option Plan. Stock Options are available in both Plans while the Management Plan also provides for the granting of restricted stock. The intent of both Plans is to align employees' actions and performance with the goals and objectives of shareowners.

    .  Management Stock Incentive Plan


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     All Executive group participants are eligible for grants under this
Plan.

     Restricted Stock is available as a component of compensation.

     The Plan offers flexibility such that grants may vest with passage of time, performance parameters or a combination of both. Performance parameters may include, but not be limited to, one or more of the following.

                -  total shareowner return
                -  earnings per share growth
                -  cash flow growth
                -  return on equity

     It is expected that restricted stock will be used selectively among the executive group.

     Under the Management Stock Incentive Plan either Incentive Stock Options or Non-Qualified Stock Options may be granted.

     The closing New York Stock Exchange price of Frontier common stock on the grant date becomes the exercise price at which the stock may be purchased. Option grants are valid for up to ten years and are exerciseable as follows:

     1. Up to 1/3 of the granted options can be exercised one year following the date of the grant,

     2. A second 1/3 can be exercised beginning on the second anniversary of the grant, and

     3.  The final 1/3 can be exercised beginning on the third anniversary.


 .  Employees' Stock Option Plan

     Executive group employees below the level of Senior Vice President are eligible for grants under this Plan.

     All options granted under this plan will be Non-Qualified Stock Options. The closing New York Stock Exchange price of Frontier common stock on the grant date becomes the exercise price at which the stock may be purchased. Option grants are valid for up to ten years and are fully (100%) vested and become exerciseable on the second anniversary of the grant date.

                                       5
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Executive Stock Ownership
-------------------------

     Frontier is increasingly emphasizing the importance of employee stock ownership. Stock ownership supports the company's objective of effective teamwork at all levels and aligns employee goals with those of shareowners. Stock ownership guidelines have been established for executives to be attained over a five-year period, by the later of January 1, 1999 or 5 years after joining Frontier. The targets are as follows:

        Position                         Times Annual Salary
        --------                         -------------------
     CEO                                         4.0
     Vice Chairman                               4.0
     COO                                         4.0
     Executive Vice President                    4.0
     Senior Vice President                       3.0
     Vice President 1                            2.5
     Vice President 2                            2.0
     Senior Director                             1.0
     Director                                    1.0

     Executive VP Sales                          2.5
     Senior VP Sales                             2.0
     VP Sales                                    1.0


Executive Benefit Plans
-----------------------

     Frontier provides an array of health care, retirement, paid time off, holiday and sickness benefits to its employees. The Executive group shares in this program plus other programs, as appropriate, to offer a comprehensive and competitive compensation package.

     Frontier has recognized the impact of legislation and various tax rulings on executive management and has created a package of benefit arrangements to protect its executives from some of the consequences. These and other supplemental benefits are highlighted below. Some differentiation of benefits exists among levels in the Program.



     .    Supplemental Retirement Savings Plan (SRSP)

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     This plan provides for the continuance of 401(k) deferred compensation
[Employees' Retirement Savings Plan (ERSP)] for highly compensated employees who exceed the statutory annual IRS limited for qualified plans ($10,000 in 1998).

     Company policy provides all employees the option to contribute up to 16% of their annual base salaries and annual bonuses into the ERSP program. SRSP is a non-qualified plan that allows those higher salaried executives to participate in a deferred retirement savings plan beyond the statutory limit up to the maximum 16% ceiling. A non-qualified plan is defined as an unfunded benefit plan in accordance with the Internal Revenue Code. As such, the corporation is the ultimate payer of benefits and all accounts are subject to claims of the Company's creditors.

     The plan is administered by Marine Midland Bank, N.A., as its Trustee, which establishes individual accounts for each participant. Contributions to the plan can be fully invested in, or split between any of eight funds (money market, S&P 500 Index, Putnam Income, Putnam Voyager, Putnam Global Growth, Putnam Growth and Income, Putnam Asset Allocation - Balanced Portfolio and Frontier stock) that are currently offered. Company contributions, which follow the same schedule as under ERSP, are invested in Frontier stock. Funds will be distributed upon termination of employment.

     .  Supplemental Management Pension Plan (SMPP)

     This non-qualified plan allows payment above the government restriction applicable to qualified pension plans. If any qualified employee's age 65 pension exceeds the limit under the Management Pension Plan (MPP), $130,000 in 1998, the difference will be provided through corporate assets or from a trust established by the Company for this purpose. SMPP was frozen as of December 31, 1996. To participate under this plan, an individual must have been a Frontier employee prior to January 1, 1995 and be a participant in a qualified defined benefit pension plan.


     .  Supplemental Executive Retirement Program (SERP)

     This non-qualified program provides an enhanced retirement benefit to those at Vice President 1 level and above. The plan has an accrual and vesting schedule based on years of service and age. The maximum benefit of 60% of final compensation (highest consecutive three-year average salary plus bonus) less any amounts paid through the regular MPP and regular SMPP formulas, will be paid to an executive retiring at age 50 or older with 30 or more years of service.

     Accrual:  2.5% for each of the first 15 years
               1.5% for each of the next 15 years
               0.0% beyond 30 years

     Vesting:  0% first 5 years
               100% for year 6 and beyond

     Participants must be age 50 or over to receive this benefit. SERP will be frozen as of December 31, 1999. No new participants were admitted after December 31, 1995. SERP participants who retire between January 1, 1997 and December 31, 1999 are eligible for enhanced medical and life insurance coverage consistent with that offered through 1996.

     .  Life Insurance

      Life insurance for the executive group follows the program provided non-bargaining unit employees through the Tel Flex Program. The Company provides $10,000 of insurance and the employee is able to purchase additional coverage in various increments up to a total of $990,000 of coverage. At retirement an executive may elect to continue coverage at his/her expense up to age 65.

     .  Financial Planning Services

     The Company offers executives the ability to engage an independent financial consultant to assist with their personal financial planning. The AYCO Corporation has been retained and is available to all executives holding the position of Senior Vice President or higher. For those executives wishing to select another consultant, costs associated with this service will be reimbursed as follows:

     -  a maximum of $11,605 per year, in year one

     -  a maximum of $6,960 per year thereafter, until

     -  a maximum of $11,605 in the year preceding retirement

     Financial planning services for other executives are available as a component of Flexible Perquisites.

     .  Automobile/Club Membership

     All executives who hold the position of Senior Vice President or above have access to vehicles which are provided and maintained by the Company. The Company pays for parking at the Corporate Headquarters location. These officers are also reimbursed for membership in two clubs of his/her choice.

     .  Telecommunication Services

     Executives who hold the position of Senior Vice President or higher receive cellular phones and free cellular services. These individuals also receive totally free usage (business and personal) of Frontier Long Distance credit cards and local residential telephone service. Executives who were at senior director and above prior to January 1, 1996 receive this benefit and are "grandfathered" under the plan.

     .  Flexible Perquisites

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

     This plan allows executives to choose from a menu of perquisites which includes:

     - automobile procurement allowance via purchase, financing or lease; operating costs are not covered by this program.

     -  legal or financial counseling; tax preparation.

     - club membership and dues for luncheon or country clubs (maximum, two clubs); club initiation fees and usage charges are not covered by this program.

     -  home computer and accessories.

     -  personal excess liability insurance.

     -  supplemental life insurance

     -  telecommunications services

     The menu dollar limit is:

          CEO*                                     $40,000
          Vice Chairman*                            30,000
          COO*                                      30,000
          Executive Vice President*                 18,000
          Senior Vice President*                    15,000
          VP 1, Executive VP Sales                  12,000
          VP 2                                       8,000
          Senior VP Sales, VP Sales                  5,000
          Senior Director                            5,000
          Director                                   2,500

     *Eligible alternatively for Discrete Plan Benefits listed above.

     Additionally, anyone in a lower salary level already under an alternate or discrete benefit plan, as of December 31, 1995, is "grandfathered" on these plan benefits. If, for business reasons, the Company elects to provide a vehicle to an executive, the menu dollar limit will be reduced accordingly.

     Payments under this plan are automatically applied to the individual's semi-monthly pay check under a separate designation of "exec perq".

     .  Paid Time Off

     Executives are eligible for six holidays plus paid time off (PTO) to be used for sickness, personal and vacation needs. Annual PTO days are based on the following schedule:

                                    Annual days off based on years of service

                                        0-4    5-14    15-24    25 & Above
                                        ---    ----    -----    ----------
CEO, Vice Chairman
COO, EVP, SVP                            39     39       39         39
VP 1, Executive VP Sales
VP 2, Senior VP Sales, VP Sales          34     34       34         34
Senior Director                          29     29       29         34
Director                                 24     24       29         34

     .  Annual Physical Exam

     All executive group employees are eligible for, and strongly encouraged to have, an annual company paid physical exam. Invoices should be paid by the employee and receipts submitted to the benefit office for reimbursement. Payment will be made in a subsequent paycheck and is not taxable.

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